Exhibit 99.1

Chembio Diagnostic Systems Prevails in International Arbitration Against BioSure (UK) Ltd

HAUPPAUGE, N.Y., Nov. 22, 2021 (GLOBE NEWSWIRE) — Chembio Diagnostic Systems Inc. (“Chembio”), a subsidiary of Chembio Diagnostics, Inc. (Nasdaq: CEMI), received an international arbitration award Thursday, November 18, 2021 against BioSure (UK) Ltd, Chembio’s former UK distributor of HIV self-tests.

In April 2014, Chembio and BioSure entered into a distribution agreement under which BioSure was licensed the right to sell bundled products in the UK containing Chembio’s SURE CHECK HIV ½ pouched tests.  The distribution agreement terminated on April 1, 2019.  On September 16, 2019, Chembio initiated arbitration in New York, USA alleging BioSure breached the distribution agreement, misappropriated Chembio’s trade secrets, and engaged in other unlawful conduct.  A final merits hearing was held in April 2021.

In the award, the arbitration tribunal held that BioSure breached various provisions of the distribution agreement, breached its implied covenant of good faith and fair dealing, and misappropriated Chembio’s trade secrets under both federal and New York law.  The tribunal concluded that BioSure’s HIV self-test “is substantially based upon and incorporates Chembio Confidential Information in material breach” of the distribution agreement.  According to the tribunal, BioSure breached its duty of good faith and fair dealing by using SURE CHECK HIV ½ pouched tests and Chembio confidential information to develop a competing HIV test, and by misappropriating goodwill that should have inured to Chembio’s benefit.

The tribunal awarded Chembio damages of $1,013,875.70 and costs and attorneys’ fees of $1,654,161.08.  In total, exclusive of interest, Chembio was awarded $2,668,036.78.

In addition to the monetary award, BioSure has been ordered to immediately:

•	Stop making, using, offering for sale, or selling the BioSure HIV Self Test.
•	Transfer all regulatory approvals and filings related to the BioSure HIV Self Test to Chembio.
•	Stop using the BioSure HIV Self Test name.
•
Stop making, using, offering for sale, or selling components or other materials developed for the bundled products as defined in the distribution agreement, as well as any other design packaging or labeling associated with the bundled products.

•	Stop using all marketing and promotional materials in connection with the BioSure HIV Self Test name.
•	Instruct BioSure’s contract manufacturer to return certain materials to BioSure, including any Chembio confidential information and trade secrets within the manufacturer’s possession.
•	Return all files and records regarding the BioSure HIV Self Test to Chembio.
•	Stop using any results, conclusions, or data associated with any studies or performance evaluations related to the BioSure HIV Self Test.

“We are pleased with the arbitration’s outcome and believe the tribunal reached the correct decision,” stated Richard Eberly, President and Chief Executive Officer of Chembio Diagnostics, Inc.  “Chembio’s confidential information and trade secrets are very important to Chembio, and this case was about protecting that information.”

Chembio was represented by Chris Centurelli, Mike Creta, and John Gavin of K&L Gates LLP in the arbitration.

About Chembio Diagnostics
Chembio Diagnostics, Inc. is a leading diagnostics company focused on developing and commercializing point-of-care tests used for the rapid detection and diagnosis of infectious diseases, including sexually transmitted disease, insect vector and tropical disease, COVID-19 and other viral and bacterial infections, enabling expedited treatment.  Coupled with the company’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease.  The company’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers.  Learn more at www.chembio.com.

DPP and SURE CHECK are Chembio’s registered trademarks, and the Chembio logo is Chembio’s trademark. For convenience, these trademarks appear in this release without ® or ™ symbols, but that practice does not mean that Chembio will not assert, to the fullest extent under applicable law, its rights to the trademarks.

Contact:

Philip Taylor

Gilmartin Group

415-937-5406

investor@chembio.com